CONTRACT #308-99

SERVICE CONTRACT FOR AERONAUTICAL MAINTENANCE


ENTERED INTO ON FEBRUARY 26TH, 1999, BETWEEN:

1.	The Self-Managed Cooperative of Aero Industrial Services
R.L., ("COOPESA"), an Aircraft Maintenance Repair
Station, located in Alajuela, Costa Rica, duly authorized by the Aeronautical Authorities of the Government of Costa Rica (the Technical Council of Civil
Aviation) and by the United States Federal Aviation
Administration (FAA); represented by its Executive
President, Mr. Bernardo Delgado, and

2. VANGUARD AIRLINES, INC ("The Customer"), a Delaware company; represented by Mr. J. B. Miller, Vice President of Engineering and Quality Assurance.

3.	Whereas The Customer contracts COOPESA for the rendering
of maintenance services to the aircraft described in
Article II, which the terms and conditions of this Contract refer to.

	Therefore:

4.	In consideration of the above established, The Parties
agree to enter into the present Contract.

ARTICLE I. DEFINITIONS

SUBSEQUENTLY, THE FOLLOWING TERMS SHALL HAVE THE FOLLOWING
MEANINGS:

I.1	AIRCRAFT: The Customer's Aircraft, as identified in
Article II of the Contract.

I.2	APPENDIX: All documents incorporated in the present
Contract, which the parties agree to be an integral part of the Contract, and which must be signed by both
Parties.

I.3	SERVICE CENTER: COOPESA's facilities located at Juan
Santamaria Airport, in Alajuela, Costa Rica.

I.4	MAINTENANCE MANUAL: Any Aircraft maintenance manual
provided by The Customer to COOPESA, which is acceptable and abides by the regulations and guidelines of the Federal Aviation Administration "FAA" and of COOPESA.

I.5	SERVICE: Those tasks requested by The Customer and done
by COOPESA, as will later be incorporated into Appendix
"A", described in writing by The Customer and approved in writing by COOPESA.

I.6	REPRESENTATIVE: The Representative-technician of The
Customer, designated by The Customer, having sufficient powers to issue and/or cancel work orders as well as to carry out the transactions related to the execution of the present Contract, except approval of invoices.

I.7	WORK ORDERS: The modifications to the initial Work
Order, included in Appendix "A" to the present Contract, by which The Customer, through the Representative, shall instruct COOPESA about the services to be performed on the Aircraft.

ARTICLE II. IDENTIFICATION OF THE AIRCRAFT

II.1	COOPESA's service, described in the present Contract and
its appendixes, refer to the Aircraft described below, as well as any other acquired or returned Aircraft by The Customer during the term of the contract:

		B737-200	N912MP	S/N 19607
		B737-200	N209US	S/N 19548
		B737-200	N208AU	S/N 19547
		B737-200	N603DJ	S/N 19955
		B737-200	N412CE	S/N 20412
		B737-200	N204AU	S/N 19603
		B737-200	N5WM 	S/N 22629
		B737-200	N620PC	S/N 19708
		B737-200	N219US	S/N 20414


ARTICLE III. DELIVERY AND REDELIVERY OF THE AIRCRAFT

III.1	The Customer, at its own expense, shall deliver the
Aircraft to COOPESA, at its maintenance facilities.

III.2	The Aircraft shall be delivered to COOPESA in accordance
with the Maintenance Planning Forecast.

III.3	If the delivery of the Aircraft by The Customer to
COOPESA does not take place on the established date, The
Customer may have to wait for COOPESA's next production opportunity. Customer shall provide COOPESA with thirty
(30) days prior notice of any changes to anticipated delivery dates.

III.4	COOPESA shall perform the services referred to in this
Contract on the Aircraft, and shall return the Aircraft to The Customer, at the same maintenance facilities, for inspection and test flight, according to the pre-determined time-table in article III.5 and the usual procedures accepted by The Parties.

III.5	COOPESA shall use its best efforts to redeliver the
Aircraft to The Customer, at the Maintenance Facilities, on or before the agreed upon dates in each case as stated in the quotation for each service. Nonetheless, COOPESA does not assume any responsibility for delays caused by circumstances attributable to The Customer, or by acts of God; war; rebellion; insurrection; fire;
strikes; impossibility of obtaining any repairing parts and materials of the Aircraft, its engines and navigation equipment, or any other cause that is out of its control.

III.6	The redelivery to The Customer's satisfaction shall be
certified in writing, by COOPESA through the signature
of the Aircraft clearance and service acceptance
certificate by The Customer when so satisfied.
III.7	COOPESA shall notify The Customer in writing promptly
about any delay that may occur of the predetermined date of redelivery of the Aircraft.

III.8	The redelivery shall take place only if The Customer's
payments to COOPESA are in accordance with Article XI.1.

III.9	All additional costs and expenses should be invoiced at
redelivery and shall be paid within 30 days by The
Customer, such as fuel in excess, and additional test flights or landing fees required by The Customer (if any), as long as it is not related to a warranty claim item. Supportive documents will be furnished of requested additional costs.

III.10	At the time of the redelivery of the Aircraft, all
spare parts and materials provided by The Customer or obtained on its behalf for the execution of the services shall be returned to The Customer under inventory.
COOPESA will provide a secure storage area for Customers' parts and will be responsible for all missing parts from this inventory that are not used on The
Customer's aircraft.

ARTICLE IV. DESCRIPTION OF THE SERVICE

IV.1	Subject to the terms and conditions of this Contract,
COOPESA shall perform the services on the Aircraft described in each service quotation in Appendix "A".

IV.2	COOPESA shall provide the physical space to shelter the
Aircraft during service, the skilled labor, as well as the standard tools, equipment and other facilities required in order to execute the work contracted.

IV.3	The necessary spare parts and components shall be
provided directly by The Customer, or acquired by COOPESA, from certified agencies on The Customer's account. Likewise, all reasonable expenses for the acquisition and transportation of such pieces or parts, shall be paid by The Customer.

IV.4	The repairs and service to the Aircraft parts and
components, its engines and the navigation equipment
(avionics), shall be on The Customer's account, including transportation, and transportation insurance.

IV.5	All Work Orders shall contain a detailed description of
the requested service including labor and parts in as much as possible, and must be signed by The Customer or Representative and by COOPESA.

IV.6	If during the service process, there are circumstances
related to the condition of the Aircraft, which, for airworthiness reasons make it imperative to be corrected, to such extent that if they are not, airworthiness of the same would be affected, COOPESA shall notify it to The Customer, who will evaluate and issue the corresponding Work Order, if necessary.

ARTICLE V. TERM

V.	The term of this agreement shall commence on January 1st,
1999, or upon full ratification by both Parties and shall continue in effect until December 31st, 1999, or unless otherwise agreed to by The Parties.

ARTICLE VI. CERTIFICATION

VI.	The service contracted by The Customer shall be
performed on the Aircraft in COOPESA's Maintenance
Facilities, according to the standards established by the Civil Aviation Authorities of the Government of Costa Rica, and those of the FAA.

ARTICLE VII. COOPESA'S RESPONSIBILITIES

VII.1	Under the provisions of this Contract, COOPESA's
responsibilities are:

(a)	To service the Aircraft according to the highest quality
standards , in accordance with The Customers' GMM, and following all other applicable manuals, Customer provided specifications and approved data.

(b)	To redeliver the Aircraft to The Customer on the
predetermined date, except for as provided in clause
III.5 above.

(c)	To provide all spare parts and materials not provided
directly by The Customer, whose cost, as established in
article IV.3 above, shall be covered by The Customer.

(d)	To keep strict confidentiality about all information
related to The Customer, the Aircraft, the service, except for that requested by the Costa Rican DGAC, and the FAA. The Customer must be notified prior to release of any information.

(e)	To use skilled labor and properly trained for performing
the services.

(f)	To provide The Customer's Representative with an office,
phone and fax from the time of delivery of the Aircraft, and until five (5) days after its redelivery, and provide a secure place to store The Customers' manuals and other data.

(g)	To perform an engine run-up at the beginning and at the
end of each maintenance check, and those checks required by The Customers' Maintenance Program, all of which will be issued as Special Request items, and will be at Customers' expense.

(h)	To comply with all provisions of the Federal Aviation
Regulations applicable thereto, including, but not limited to, Part 145, and shall maintain all required records and documents pursuant thereto. Such records and documents shall be available for inspection at all times during COOPESA's normal business hours. The records will be given to The Customer per Article XI.7.

ARTICLE VIII. CUSTOMER'S RESPONSIBILITIES

VIII.1	Under the provisions of this Contract, The
Customer's responsibilities are the following:

(a)	Pay COOPESA, at the time and according to the
established conditions, all amounts charged to its account.

(b)	Deliver the Aircraft, together with the documentation
referred to in clause f) hereunder, to COOPESA at the Maintenance Facilities, on the date established in clause III.2 above.

(c)	Keep an accredited Representative-technician, as defined
in clause I.6 above.

(d)	Provide COOPESA or authorize COOPESA to procure as
directed by The Customer, with all parts, spare parts, materials and kits, COOPESA has identified which are necessary but not available at COOPESA, related to the contracted service and within the agreed term.

(e)	Send COOPESA, at least fifteen days in advance, the task
cards, Engineering Orders and Special Requests related to the parts, the Aircraft and the service.

(f)	Send COOPESA, together with the Aircraft, all applicable
and necessary manuals and technical documents, as well as their modifications and amendments, including the M.M., I.P.C., SRM, W.D., MEL, Engineering Orders and the
Operator's General Maintenance Manual. The Customer shall present a letter which indicates all the manuals are in accordance with the latest revision of the manufacturer.

(g)	Fulfill all the material requirements of The Customer's
General Maintenance Manual, with respect to the subcontracting of maintenance agencies; including the designation of COOPESA's personnel who shall sign the required inspection items and the Aircraft's return to service.

h)	Adjust the redelivery schedule if necessary in the event
that the actual work package for the Aircraft has not arrived at least eight (8) days prior to Aircraft induction.

VIII.2 During the course of this contract, the parties must refrain from contracting each other's current employees.


ARTICLE IX. PARTS AND COMPONENTS

IX.1	The Customer must provide COOPESA with all spare parts,
replacement parts and components of the Aircraft, which COOPESA has informed The Customer in advance are not available at COOPESA but required by them, unless The
Customer authorizes COOPESA to secure (procure) the parts.

IX.2	Said materials must be supplied, within a reasonable
time after the date COOPESA provides the corresponding list to The Customer, so as not to delay completion of the service. The Customer shall be responsible for the delays incurred due to its non-fulfilment of the obligations hereby described, and The Customer may authorize COOPESA to procure the required material.

IX.3	All parts, spare parts and materials provided by The
Customer or acquired on its account by COOPESA from third party suppliers, must be of appropriate quality and duly certified by the FAA. COOPESA may refuse to use those parts and materials provided by The Customer, which do not meet the requirements.

	In the event that The Customer fails to supply the parts needed to complete the process of the Aircraft on schedule, according to the delivery estimation, COOPESA may decide to dedicate its man-power and hangar allocation to fulfilling commitments with other customers that may be affected by the late provision of parts until such parts are received and the work is re-scheduled.

IX.4	Upon request, COOPESA must return all off units on BER
(Beyond Economical Repair) or scrapped condition.


ARTICLE X. REPRESENTATION ON THE PART OF THE CUSTOMER

X.1	In order to be represented in issues related to
execution of the contracted service, The Customer shall appoint The Representative in accordance with this article.

X.2	The designation and appearance of The Representative
shall take place before, or concurrent with the delivery of the Aircraft and at the beginning of each service, in the form provided by COOPESA to The Customer, which should be incorporated in the present document as Appendix "B".

X.3	The Customer' Representative shall give instructions to
COOPESA for the execution of the services.

X.4	Particularly, the following functions correspond to the
Representative:

(a)	To review and approve the work done by COOPESA.

(b)	To request the execution of extraordinary work.

(c)	To approve the estimated man-hours for the carrying out
of non-routine, special and extraordinary work.

(d)	To give his approval to COOPESA, within twenty four
hours of request, for purchase of any required parts, components and materials, or, in lack of that, provide as soon as practicable all those parts The Customer decides to supply directly himself.

(e)	To cancel work orders, defer or cancel task cards
related to the service, as well as defer extraordinary items.

(f) Sign work requests binding The Customer with respect to the service performed.

X.5	COOPESA shall provide the Representative, as indicated
in clause VIII.If above, with space and facilities for the carrying out of his functions, in the same buildings as the Service Center.

XI. FINANCIAL STIPULATIONS

XI.1	The Customer shall make payments for each individual
aircraft in accordance with Appendix A and individual aircraft addendums.

a.	30% at induction; 30% half way into the check and 40%
plus any additional balance at re-delivery.

b.	Additional jobs to the initial workscope, exceeding the
amount of US$20,000.00 in total requires at least 50% of downpayment when it is requested. The Customer may make those payments within five working days following the receipt of COOPESA's request.

XI.2	All payments shall be made in United States of America
dollars.

XI.3	The man-hour rate is [intentionally omitted].

XI.4	The Customer shall pay an additional management charge
related to the supply of parts and materials, established as 10% of their CIF (cost, insurance, freight) cost with a cap of US $750.00 per line item.
Customer supplied parts will not incur any mark ups.

XI.5	The costs of crew; fuel; airport duties, and any other
charges to be paid to the Airport Authorities, for first test flight, shall be covered by The Customer. In case a second test flight be necessary, due to the work performed by COOPESA, COOPESA shall pay for the fuel;
airport duties and any other charges to be paid to Airport Authorities.

XI.6	With the exception established in section XI.11 below,
all pending payments should be made within thirty days of their invoicing. The Parties establish a penalty interest rate of 18% per annum for the amounts due in dollars.

XI.7	COOPESA shall keep, available to The Customer, the
records related to the service performed on the Aircraft, as well as the parts and materials used. The records will be given to The Customer at the conclusion of each service.

XI.8	The obligation of payment of the amounts charged by
COOPESA to the Customer, shall not be interrupted by the formulation of any discrepancy on the part of The
Customer. If this occurs, The Customer shall pay the total amounts not in dispute, until the differences are settled.

XI.9	The claims for discrepancies with respect to the
invoiced charges, must be lodged, at the latest, forty-five (45) calendar days after the presentation of the invoice. COOPESA shall reply to those claims within fifteen (15) calendar days after they have been formulated, except for billing errors.

XI.10	Three days before the redelivery of each Aircraft,
COOPESA shall make a preliminary invoice stipulating the amounts due by The Customer and an estimation for pending and unscheduled jobs and which must be paid off before receiving it back. After the redelivery of each individual Aircraft, a final invoice containing all the charges derived from the service will be sent to The
Customer.

XI.11	 If there were any unpaid bill in accordance with
Article XI.1 on the part of The Customer, upon receipt of the Aircraft, he should grant COOPESA payment guarantees of immediate execution sufficient to cover said amounts.

XI.12	The payments and fund issuance, may be directly made by
The Customer at the following bank address:

[INTENTIONALLY OMITTED]

XI.13	When a redelivery estimation (in days) is reached and
the Aircraft is not ready due to Customer's failure to supplying parts, components and/or materials thus affecting the on-time performance of COOPESA, COOPESA may prepare a draft invoice stating the amount due so far.

XI.14	In the event that The Customer requests additional jobs
totalling US $5,000.00(labor & materials) or more, after receiving the Draft Invoice, The Customer shall make payment of this balance before redelivery of the Aircraft except if it is not possible to transfer due to weekend, holidays, where The Customer will be able to make the transfer until next the business day.

ARTICLE XII. CONTRACTING

XII.1	During the aircraft service, any special jobs required
that can not be accomplished by COOPESA will be contracted to an outside agency by The Customer directly.

ARTICLE XIII. INSURANCE

XIII.1	The Customer, at his own expense, must have the
Aircraft duly insured against all applicable risks, from the time of delivery to its redelivery, including all the stages of service and test flights, provided however
The Customer shall not be liable for any losses arising from the negligence or wilful default of COOPESA, its employees, servants, agents or sub-contractors.

XIII.2	The Customer shall obtain and keep effective, the
necessary insurance to cover his representatives and employees' risks, while in the Maintenance Facilities or on board of the Aircraft, during the service or test flights.

XIII.3	COOPESA shall maintain its own insurance policies
to cover its facilities, employees and civil responsibility towards third parties and any rights not covered by The Customer in Article XIII.1.

XIII.4	The Customer and COOPESA shall provide each other
before the Aircraft's entry to the Maintenance
Facilities, with the necessary documents supporting the validity of the related insurance policies, and COOPESA will present its hangar keeper insurance.

ARTICLE XIV. WARRANTY

XIV.1	COOPESA hereby warrants its workmanship for the
Services/Additional Services performed on the Aircraft to be free from defects for a period of 1200 operating hours or 180 calendar days from the date of notification to The Customer under Article III.4 that the Aircraft is ready for redelivery, whichever first occurs.

XIV.2	COOPESA's obligations and liabilities under this
warranty are applicable only to the Aircraft parts and components that are demonstrated to have malfunctioned due to defective workmanship by COOPESA. This warranty does not extend, to any claim of malfunction, failure or damage attributable to, but not limited to the following:

a) Defects in design or manufacture of Aircraft or its parts.

B) Defects of the materials, the components or the spare parts, acquired directly by COOPESA from third party suppliers, or provided by The Customer.

C)  Normal wear and tear.

D) Rust, corrosion or entry of any foreign materials which is not caused by or the result of previous work accomplished by COOPESA.

E) The Customer's failure to operate, maintain, or care for the Aircraft in accordance with the manufacturer's specifications and recommendations or the applicable governmental Aviation Authority regulations and recommendations.

F) The malfunctioning of any part or system which is either directly or indirectly caused by failure or malfunctioning of any Aircraft component or system not serviced by COOPESA.

G) Operation of the Aircraft or any part thereupon after being involved in an accident.

h) Faulty shipping, storage, handling or installation by anyone other than COOPESA.

XIV.3	COOPESA shall assign to The Customer any warranties
received by COOPESA with respect to parts and materials transferred to The Customer by COOPESA or incorporated by COOPESA into the Aircraft.

XIV.4	The obligations and responsibilities of COOPESA pursuant
to this warranty for the Services and Additional
Services shall be limited to either the repair or overhaul of any part or components repaired or overhauled by COOPESA including freight, fuel and landing fees. COOPESA shall provide all necessary parts and materials required for such repair or overhaul at no additional cost to The Customer.

XIV.5 COOPESA's cumulative liability under this warranty is hereby limited to an amount which shall not exceed the total price for all Services performed by COOPESA on the Aircraft, including all components parts or labor.

XIV.6The Customer shall provide COOPESA with written notice of any malfunction claimed to be within the scope of this warranty within fifteen (15) days of discovery.

XIV.7 All Aircraft parts or components must be properly preserved, packaged and shipped to avoid corrosion or damage in transit.

XIV.8 In the event that an investigation by COOPESA discloses no defects in workmanship performed by COOPESA, then The Customer, shall be responsible for all costs incurred by COOPESA in performing the investigation, including costs associated with tear-down investigation, re-assembly and testing, and any additional costs of shipment of any part to or from COOPESA's facility. Likewise, if the investigation discloses defects in COOPESA's workmanship, then COOPESA shall be responsible for all costs incurred by COOPESA in performing the investigation including costs associated with tear-down investigation re-assembly and testing and any additional costs of shipment of any part to or from COOPESA's facility.

XIV.9 The warranties, obligations and liability of COOPESA and remedies of The Customer set forth in Article XIV are exclusive and in substitutions for, and The Customer hereby waives, releases, and renounces all other warranties, obligations and liabilities of COOPESA and rights claims and remedies of The Customer against COOPESA, express or implied, arising by or otherwise, with respect to any defect in the Aircraft, including but not limited to (a) any implied warranty of mechantability or fitness for use, (b) any implied warranty arising from the course of performance, course of dealing or usage of trade and (c) any obligation, liability, right, claim, or remedy for loss of or damage with respect to the Aircraft, for loss of use, revenue or profit with respect to the Aircraft, or for any other direct, incidental or consequential damages.

XIV.10 The Customer and COOPESA hereby agree that Article
XIV.9 has been the subject of discussion and negotiation and is fully understood by the parties, and that the total price for the services to be performed by COOPESA and the other mutual agreements of the parties set forth in this agreement were arrived at in consideration of the provisions of this paragraph, specifically including the waiver, release and renunciation be The Customer set forth above.

ARTICLE XV. PARKING AND STORAGE CHARGES

XV.1	Once COOPESA has notified The Customer that the service
has been completed and the Aircraft is in condition to be redelivered, The Customer has the obligation of removing the Aircraft, its engines, and any other component, part or material belonging to him which are in the Maintenance Facilities or in any other facilities belonging to or rented by COOPESA, at its own expense, for a period that cannot exceed two weeks, unless prior arrangements are agreed to between COOPESA and The
Customer per III.10.

XV.2	If the indicated time is up, and the Aircraft, its
engines, components or materials have not been removed by The Customer, COOPESA may charge a reasonable daily rate for parking and storing, according to the space used. For such purposes, the following rates are established:

	(a)		$100.00 a day per Aircraft

XVI. ACTS OF GOD

XVI.1	None of the Parties shall be deemed responsible for the
non-fulfilment of its Contract obligations, due to acts of God, war, rebellion, insurrection, turmoil, flood, strike, impossibility to obtain parts, materials and information, or other causes out of the non-performing parties' control.

XVII. TAXES

XVII.1COOPESA shall be responsible and shall pay for all taxes and duties due to the Costa Rican Customs and tax
Authorities, except those inherent to the importation of parts (if any) and materials, obtained or supplied by The Customer to be installed on the Aircraft, out of the work-scope of this contract. The Customer shall be responsible and shall pay for all taxes and duties other than those assessed by reference to COOPESA's gross revenue, imposed in relation to the Aircraft in the country where it is domiciled, or any other State.
COOPESA shall notify in writing to The Customer about all payments COOPESA has to make or those COOPESA has made on behalf of The Customer to the tax, fiscal and customs authorities of Costa Rica and other States.

	Except as  otherwise provided herein, Airport
Authorities charges like landing fees, etc, will be paid by The Customer additionally (approximately
US$1,500.00).

XVIII. INDEMNIFICATION

XVIII.1	The Customer hereby agrees to defend, indemnify and
hold harmless COOPESA, its directors, officers, employees, agents, servants and representatives, from any and all loss, damage, claim, injury to or death of persons, including employees of The Customer and of COOPESA (except for injuries to and the death of employees of COOPESA, which are covered by workers compensation insurance), including loss of or damage to property of The Customer, COOPESA or any other third parties, arising out of or in any manner connected with the Services/Additional Services by COOPESA pursuant to this Agreement, except for loss or damage resulting form the gross negligence or willful misconduct of COOPESA.

XVIII.2 COOPESA hereby agrees to defend, indemnify and hold harmless The Customer ,its directors, officers, employees, agents, servants and representatives, from any and all loss, damage, claim, injury to or death of persons, including employees of Customer and of COOPESA
(except for injuries to and the death of employees of The Customer, which are covered by workers compensation insurance), including loss of or damage to property of COOPESA, The Customer or any other third parties, arising out of or in any manner connected with the Services/Additional Services by The Customer pursuant to this Agreement, except for loss or damage resulting form the gross negligence or willful misconduct of The
Customer.

XVIII.3 Should there be any loss or damage to the property of The Customer, COOPESA reserves the discretionary right to elect to repair the property, if The Customer agrees. This section shall not relieve COOPESA of any other obligations under this agreement.

XIX. LIENS

XIX.1	Any and all liens claimed by third parties may hold upon
the property of The Customer or of COOPESA, shall not affect the rights of the parties secured herein.

XIX.2	Any lien or encumbrance placed upon the Aircraft, its
components and parts, or any other of The Customer's property, as a result of any of COOPESA's obligations in favour of third parties, shall be immediately settled by COOPESA.

XIX.3	The Customer shall immediately settle any lien or
encumbrance placed upon goods at the Service Center which belong to COOPESA, its clients, suppliers or any other third party, and which has been placed as a result of The Customer's outstanding obligations.

XX. ASSIGNMENT

XX.1	This agreement and its rights and duties may not be
transferred or assigned by any of the Parties, without the previous written consent of the other Party.

XXI. NOTIFICATIONS

XXI.	All notifications required under the terms of this
Contract shall be expressed in writing and directly addressed, forwarded and delivered, by hand, by fax, telex, or sent by courier or certified mail, with prepaid postage, as follows:

		TO COOPESA:
		300 mts West Aeropuerto Int'l Juan Santamaria
		Mr. Rodolfo Solis
		Phone:  (506) 442-9818 / 442-2022
		Fax:      (506) 441-2943 / 442-1009
		Sita:      SJOCZCR
		e-mail: coopesa@sol..racsa.co.cr

		TO VANGUARD AIRLINES
		533 Mexico City Ave.
		Kansas City International Airport
		Kansas City, Missouri, 64153
		Phone:  (816) 243-2103
		Fax:    (816) 243-2154
		Mr. J.B.Miller. Vice President Engineering &
                    Quality Assurance
		e-mail: jmiller@flyvanguard.com
XXII.  TERMINATION

XXII.1 Upon completion by COOPESA of all Service/Additional
Services hereunder, and upon full payment by The
Customer of all amounts due hereunder, this Agreement shall be deemed terminated and shall be binding upon the Parties, except as provided by Article XXII.4 herein.

XXII.2 This Agreement may be terminated at any time by either
Party upon with thirty (30) days written notice to the other Party.

XXII.3 In the event that either Party fails to fulfill obligations contained herein, the other party shall, upon ten (10) days written notice, have deemed this Agreement terminated.

XXII.4 Regardless of any termination of this Agreement, The
Customer shall remain liable to COOPESA for all amounts due hereunder.

XXII.5 Whenever The Customer or COOPESA executes their right to terminate the Contract, COOPESA will be granted and will take the necessary time to do the necessary work on the Aircraft to make it airworthy, and The Customer must pay COOPESA all due amounts to COOPESA prior to taking redelivery of the aircraft.

XXIII LAW AND APPLICABLE JURISDICTION

XXIII.1 The parties agree that any interpretation or dispute related to this contract and its execution, shall be settled in conformity with the Costa Rican laws and settled before the Costa Rican Courts.

In witness whereof, each party hereto has executed this agreement as of the day and year first written above.


COOPESA R.L.			            	VANGUARD AIRLINES

/s/Bernardo Delgado         /s/ J. B. Miller
Bernardo Delgado			         J.B. Miller
Executive President 			     Vice President,
                            Engineering & Quality
		                          Assurance